Exhibit 10.43

SUNFUELS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 1st day of January, 2005, between SunFuels, Inc., a Colorado corporation (the “Company”), and Justin P. Bzdek, a Director of the Company (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, no par value (the “Stock”), as hereinafter provided, to carry out the purposes of the SunFuels, Inc., 2005 Stock Option Plan (the “Plan”).

THEREFORE, the parties hereby agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option (hereinafter called the “Option”) to purchase from the Company all or any part of an aggregate amount of 29,000 shares of the Stock of the Company (the “Shares”) on the terms and conditions herein set forth.

2. Purchase Price. The purchase price of the Shares shall be $0.85 per share.

3. Term of Option. The term of the Option shall expire on January 1, 2015, subject to earlier termination as hereinafter provided.

4. Exercise of Option. As of the date of this agreement, the Option may be exercised as to 100% or 29,000 Shares.

5. Acceleration. Upon the approval, by the Board or shareholders of the Company, as the case may be, of a Change of Control (as defined in the Plan), 100% of the Optionee’s outstanding but unvested options shall automatically become immediately exercisable in full, without action required on the part of the Board. Subject to any required action by the shareholders of the Company, in any merger, consolidation, reorganization, exchange of shares, liquidation or dissolution, the option (upon exercise) shall pertain to the securities and other property, if any, that a holder of the number of shares of stock covered by the option would have been entitled to receive in connection with such event.

6. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, or according to Section 5(f)(ii) of the Plan. The Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

7. Death, Disability or Retirement of Optionee of Optionee. If the Optionee’s position with the Company shall terminate by reason of death, Disability or retirement the Option may be exercised, to the extent that the Optionee shall have been entitled to do so at the date of his or her death, Disability or retirement, by the Optionee, his or her legal representative, or by the person to whom the Option is transferred by will or the applicable laws of descent and distribution, but may not be exercised after one (1) year from the date of the Optionee’s death, or the expiration of the term of the Option, whichever is shorter.

SunFuels, Inc. Stock Option Agreement with Justin P. Bzdek	1/1/05

8. Termination of Service. In the event the Optionee’s position with the Company shall termination for any reason other than death, this Option shall be exercisable, to the extent that the Optionee shall have been entitled to exercise the Option but may not be exercised after three (3) months from the date of the Optionee’s termination of his or her service. In no event shall any Option be exercisable after the expiration of the term specified in Section 3 hereof. Notwithstanding the above, in the event Optionee’s service is terminated for Cause (as defined in the Plan), all unexercised Options shall immediately terminate.

9. Method of Exercising Option. Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan’ s purpose and applicable law. No shares of Stock shall be issued until full payment therefor has been made.

10. Investment Certificate. Prior to the receipt of the certificates pursuant to the exercise of the Option granted hereunder, the Optionee shall, if required by the Company, demonstrate an intent to hold the shares acquired by exercise of the Option for investment and not with a view to resale or distribution thereof to the public, by delivering to the Company an investment certificate or letter in such form as the Company may require.

11. Anti-Dilution. In the event that outstanding shares of the Company’s Stock shall be changed in number or class by reason of a division, combination, merger, consolidation or recapitalization, or by reason of a stock dividend, stock split, or a reverse stock split, the number of shares of Stock and the Option exercise price shall be adjusted as provided in Section 3(b) of the Plan.

12. Withholding Requirements. Upon exercise of the Option by the Optionee and prior to the delivery of shares purchased pursuant to such exercise, the Company shall have the right to require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable federal and state tax withholding requirements. The Company shall inform the Optionee as to whether it will require the Optionee to remit cash for withholding taxes in accordance with the preceding sentence within two (2) business days after receiving from the Optionee notice that such Optionee intends to exercise, or has exercised, all or a portion of the Option.

13. The Plan. This Option is subject to certain additional terms and conditions set forth in the Plan pursuant to which this Option has been issued. A copy of the Plan is on file with the Secretary of the Company and by acceptance hereof Optionee agrees to and accepts this Option subject to the terms of the Plan.

SunFuels, Inc. Stock Option Agreement with Justin P. Bzdek	1/1/05

14. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Option Agreement.

15. Status. Neither the Optionee nor the Optionee’s executor, administrator, heirs, or legatees (each a “permitted transferee”) shall be or have any rights or privileges of a shareholder of the Company in respect of the Shares issuable upon exercise of the Option granted hereunder, unless and until certificates representing such Shares shall be issued and delivered and, if applicable, the permitted transferee has caused the permitted transferee’s name to be entered as the shareholder of record on the books of the Company.

16. Company Authority. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, additional Stock, preferred or prior preference stock ahead of or affecting the Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. The Optionee hereby acknowledges that his equity interest in the Company is subject to potential dilution.

17. Disputes. As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee (as such term is defined in the Plan), in its sole discretion, and that any interpretation by said Committee of the terms of this Agreement shall be final, binding and conclusive.

18. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

19. Capitalized Terms. All capitalized terms shall have the same meaning the term is given in the Plan.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date and year first above written.

SUNFUELS, INC.

By:
Jeffrey R. Probst
Director, President & CEO

3